Exhibit 99.1

FDA ADVISORY PANEL VOTED ABIOMED’S ABIOCOR® SUBMISSION DID NOT
YET MEET HDE STANDARDS; ADDITIONAL DATA IS REQUESTED

Conference Call Scheduled for June 24, 2005 at 11:00 A.M. EASTERN

Danvers, Mass., June 23, 2005—ABIOMED, Inc. (NASDAQ: ABMD) announced that after several rounds of voting, the Circulatory System Devices Panel of the FDA today requested additional information on ABIOMED’s AbioCor® total artificial heart. The submission of the AbioCor to the U.S. Food and Drug Administration (FDA) under the Humanitarian Device Exemption (HDE), along with the transcript and proceedings, will be further reviewed by the FDA.  ABIOMED is committed to working with the FDA to submit additional data regarding patients’ anti-coagulation and quality of life information. FDA approval of the AbioCor would provide patients who have serious heart failure and who have no other alternative, the option for the first completely self-contained artificial heart.

Panel proceedings included a vote against a “non-approvable” recommendation. The panel then voted seven to six, with one abstention, that the submission did not meet HDE requirements.

“While we are disappointed in the Panel’s recommendation, there is more work to be done to clarify our submission and HDE requirements. The Company today is stronger than it has ever been, with 48 percent growth last year, 110 patents or patents pending, and $44 million in cash,” said Michael R. Minogue, ABIOMED’s Chairman, Chief Executive Officer and President.

ABIOMED initially submitted the AbioCor for marketing approval under HDE to the FDA in September 2004. Approval under an HDE would make the AbioCor commercially available to treat a defined subset of not more than 4,000 irreversible end-stage heart failure patients. The AbioCor is designed to sustain the body’s circulatory system and to extend the lives of patients who would otherwise die of heart failure. Its unique design allows it to be totally implanted within the body. Unlike the artificial hearts of the past, patients are not tethered to a large, air-pumping console nor do they have wires or tubes piercing their skin. The AbioCor 2 is currently being implanted in animal studies and has the potential to last longer, with a 35 percent reduction in size.

CONFERENCE CALL

A conference call to discuss the panel meeting and vote will occur at 11:00am Eastern Time on Friday, June 24, 2005. A live webcast of the conference will be available on ABIOMED’s website at www.abiomed.com. The call may also be accessed by dialing (800) 500-3170 (within the U.S. and Canada) or (719) 457-2733 (outside the U.S. and Canada). The conference ID/confirmation code is 4880535. A replay of the conference call will be available from 2:00pm on Friday, June 24, 2005 through midnight on July 22nd by dialing (888) 203-1112 (within the U.S. and Canada) or (719) 457-0820  (outside the U.S. and Canada). The replay conference passcode is 4880535.

ABOUT ABIOMED
Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000™ Circulatory Support System and the BVS® 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. The Company’s AbioCor® Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

Contacts:

Liza Heapes

ABIOMED, INC.
Communications Specialist
(978) 646-1668
mediarelations@abiomed.com

Investor Relations Contact:

RX Communications Group

Pat Garrison/Tony Ho Loke (Media Inquiries)

917-322-2567/917-322-2164
Melody Carey/Paula Schwartz (Investor Inquiries)

917-322-2571/917-322-2216

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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